Annual Shareholders Meeting Results

The Fund held its annual meeting of shareholders on December 29, 2004. Common Preferred shareholders of each fund
Voted to re elect Paul Belica as a class ii Trustee to serve
Until 2007 and to re elect John J. Dalessandro ii as class ii
Trustee to serve Until 2008.

The resulting vote count was

 Municipal                                       Affirmative
 Re Election of Paul Belica                       22,274,296
 Election of David C. Flattum                     22,318,858
 Re Election of John J. Dalessandro               7,658

                                                 Withhold Authority
                                                    327,738
                                                    283,176
                                                    55

California Municipal                             Affirmative
Re Election of Paul Belica                       15,897,313
Election of David C. Flattum                     15,907,005
Re Election of John J. Dalessandro               5,588

                                                 Withhold Authority
                                                    174,147
                                                    164,455
                                                     1

  New York Municipal                             Affirmative
Re Election of Paul Belica                       6,380,013
Election of David C. Flattum                     6,386,621
Re Election of John J. Dalessandro               2,323

                                                 Withhold Authority
                                                    89,524
                                                    82,916
                                                    5
 Robert E. Connor, Hans W. Kertess and
R. Peter Sullivan continue to serve as directors
Of the Fund.


Preferred Stock Trustee